EXHIBIT 99.1
Contact:
Gar Jackson
Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
Sally Frame Kasaks Named Chairman &
Chief Executive Officer of Pacific Sunwear of California, Inc.
ANAHEIM, Calif., May 23, 2007 — Pacific Sunwear of California, Inc. (Nasdaq:PSUN) today announced the selection and appointment of Sally Frame Kasaks as Chairman and Chief Executive Officer of the Company. Kasaks had been serving as Interim Chief Executive Officer since October 2006, and has been a director of the Company since 1997.
Peter Starrett, Lead Director of Pacific Sunwear’s Board, said: “The board is delighted that Sally has accepted our offer to become Chairman and CEO of Pacific Sunwear. She has done an outstanding job as Interim CEO over the last eight months, providing a clear direction to our Company and energizing our associates. On behalf of the board and our shareholders, we thank Sally and look forward to her continued success.”
Kasaks will continue to lead all facets of Pacific Sunwear’s business that is comprised of three unique retail concepts — PacSun, demo and One Thousand Steps. Kasaks and the Company have executed an employment agreement that extends through the completion of the company’s fiscal year ending January 31, 2010.
Said Kasaks: “I am pleased to accept the CEO role and look forward to working with our team as we continue to execute our business strategies. While I believe that we are headed down the right path, and we have demonstrated significant progress, much work still needs to be done. My recent role as Interim CEO has given me even greater knowledge of the Company, its management team and associates, and our retail concepts. I look forward to leveraging the Company’s strengths as a leading specialty apparel Company to deliver an excellent in-store experience for our customers and improve comparable store performance through increased productivity.”
Kasaks, 62, has had a distinguished career that includes serving as Chairman and Chief Executive Officer of Ann Taylor Stores, Inc. (1992 to 1996); President and Chief Executive Officer of Abercrombie and Fitch (1989 to 1992) and Chairman and Chief Executive Officer of The Talbots, Inc. (1985 to 1988). Kasaks still serves as a director of The Children’s Place, Inc. and Crane & Co.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of May 5, 2007, the Company operated 845 PacSun stores, 117 PacSun Outlet stores, 152 go-forward demo stores and 9 One Thousand Steps stores for a total of 1,123 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s direction and expectations of delivering an excellent in-store experience for the Company’s customers and improved comparable store performance through increased productivity. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our new concept (One Thousand Steps) is untested and may not be profitable or successful; changes in consumer demands and preferences may adversely affect our performance; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; higher than anticipated costs associated with the previously announced planned closure of 74 demo stores; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise, expansion and management of growth; reliance on key personnel; dependence on a single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 3, 2007 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.